Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Chenghe Acquisition III Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, par value $0.0001, and one-half of one redeemable warrant(2)	Rule 457(a)	12,650,000	$10.00	$126,500,000	0.0001531	$19,367.15
Fees to be Paid	Equity	Class A ordinary shares included as part of the units(3)	Rule 457(a)	12,650,000	—	—	—	—	(4)
Fees to be Paid	Equity	Redeemable warrants to acquire one Class A ordinary share included as part of the units	Rule 457(a)	6,325,000	—	—	—	—	(4)
Fees to be Paid	Equity	Class A ordinary shares underlying redeemable warrants included as part of the units(3)	Rule 457(a)	6,325,000	$11.50	$72,737,500	0.0001531	$11,136.11
	Total Offering Amounts							$199,237,500
	Total Fees Previously Paid							$0.00
	Net Fee Due							$30,503.26